EXHIBIT 17.1

Zachary Suchin

April 15, 2009

To The Board of Directors of College Tonight, Inc.:

Please accept this Letter as my resignation as Chief Executive Officer, President and Director of College Tonight, Inc. effective at the Close of Business on this15th day of April, 2009.

By:	/s/
Zachary Suchin